                                                                    Exhibit 99.1

LUMEN TECHNOLOGIES, INC. (FORMERLY BEC GROUP, INC.) FINANCIAL STATEMENTS

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Lumen Technologies, Inc. (formerly BEC Group, Inc.)

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of comprehensive income (loss), of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Lumen Technologies, Inc. (formerly BEC Group, Inc.) and its subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 1, on March 11, 1998, the Company distributed the stock of its subsidiary, Bolle Inc., to the Company's stockholders and on March 12, 1998 merged with ILC Technology, Inc.

PRICE WATERHOUSE LLP
Dallas, Texas
April 9, 1998

                 LUMEN TECHNOLOGIES, INC. F/K/A BEC GROUP, INC.
                           CONSOLIDATED BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)

                                                                                                December 31,
                                                                                         --------------------------
                                                                                           1997             1996
                                                                                         --------         ---------
ASSETS
Current assets:
   Cash and cash equivalents                                                            $     762           $   2,164
   Trade receivables, less allowance for doubtful accounts of $586 and $503                10,214               7,280
   Inventories                                                                              9,534               9,317
   Investment in and net receivables from discontinued operations (Note 3)                 51,567              11,167
   Other current assets                                                                     6,094               3,651
                                                                                        ---------           ---------
      Total current assets                                                                 78,171              33,579
Property and equipment, net                                                                13,763              13,114
Goodwill, net                                                                              12,138              11,372
Intangible assets, net                                                                      1,225               1,296
Equity in and notes receivable from affiliated companies                                    8,773              11,435
Other assets                                                                                5,619               4,275
                                                                                        ---------           ---------
      Total assets                                                                      $ 119,689           $  75,071
                                                                                        =========           =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Short-term debt and current maturities of long term debt                             $  25,458           $  17,645
   Accounts payable                                                                         4,891               2,858
   Accrued compensation                                                                     1,390               2,134
   Other accrued expenses                                                                  12,095               8,557
                                                                                        ---------           ---------
      Total current liabilities                                                            43,834              31,194
Long-term debt                                                                             31,349               3,597
Convertible subordinated notes                                                             23,742              21,922
Other long-term liabilities                                                                 8,307              10,754
                                                                                        ---------           ---------
      Total liabilities                                                                   107,232              67,467
                                                                                        ---------           ---------

Commitments and contingencies
Mandatorily redeemable preferred stock--par value $1; 500 shares authorized;
    10 issued and outstanding                                                               9,294
                                                                                        ---------
Stockholders' equity:
   Common stock--par value $.01; 50,000 shares authorized; 8,815 issued; 8,813
    and 8,857 outstanding                                                                      88                  88
   Additional paid-in capital                                                              28,743              28,791
   Treasury stock - 2 and 58 shares at cost                                                   (17)               (557)
   Accumulated deficit                                                                    (25,651)            (20,718)
                                                                                        ---------           ---------
      Total stockholders' equity                                                            3,163               7,604
                                                                                        ---------           ---------
      Total liabilities and stockholders' equity                                        $ 119,689           $  75,071
                                                                                        =========           =========

         See accompanying notes to consolidated financial statements.

                 LUMEN TECHNOLOGIES, INC. F/K/A BEC GROUP, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                           For the year ended December 31,
                                                                                     ---------------------------------------------
                                                                                         1997            1996           1995
                                                                                       --------        --------        -------
Continuing operations:
Net sales                                                                             $ 48,128           $ 42,574        $ 41,244
Costs and expenses:
   Costs of sales                                                                       30,603             25,676          23,725
   Selling, general and administrative expense                                          10,905             10,020          13,820
   Special charges and spinoff expenses                                                  9,571                              5,237
   Interest expense                                                                      3,458              2,942           4,087
   Other income, net                                                                    (1,102)            (1,378)         (3,337)
                                                                                      --------           --------        --------
      Total costs and expenses                                                          53,435             37,260          43,532
Income (loss) from continuing operations before income taxes                            (5,307)             5,314          (2,288)
Provision (benefit) for incomes taxes from continuing operations                        (1,656)             1,870          (1,339)
                                                                                      --------           --------        --------
Income (loss) from continuing operations                                              $ (3,651)          $  3,444        $   (949)
                                                                                      --------           --------        --------
Discontinued operations (Note 3):
Income (loss) from operations of the Prescription Eyewear Business, Foster            $ (1,282)          $  4,302        $ (5,811)
Grant Group and Bolle (less applicable taxes of $(2,020), $384 and $1,139 in
1997, 1996 and 1995, respectively)

Net gain on the sales of the Prescription Eyewear Business, and Foster Grant
Group net of phase out losses of $2,902
                                                                                                           75,010
                                                                                      --------           --------        --------
Income (loss) from discontinued operations                                            $ (1,282)          $ 79,312        $ (5,811)
                                                                                      --------           --------        --------
Net income (loss)                                                                     $ (4,933)          $ 82,756        $ (6,760)
Basic earnings (loss) per share:
   From continuing operations                                                         $  (0.44)          $   0.40        $  (0.12)
   From discontinued operations                                                          (0.15)              9.29           (0.77)
                                                                                      --------           --------        --------
                                                                                      $  (0.59)          $   9.69        $  (0.89)
                                                                                      --------           --------        --------
Basic EPS weighted average shares outstanding                                            8,803              8,537           7,620

Diluted earnings (loss) per share:
    From continuing operations                                                        $  (0.44)          $   0.40        $  (0.12)
    From discontinued operations                                                         (0.15)              9.22           (0.77)
                                                                                      --------           --------        --------
                                                                                      $  (0.59)          $   9.62        $  (0.89)
                                                                                      --------           --------        --------
Diluted EPS weighted average shares outstanding                                          8,803              8,600           7,620


          See accompanying notes to consolidated financial statements.

                LUMEN TECHNOLOGIES, INC. F/K/A BEC GROUP, INC.
                   STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
                            (AMOUNTS IN THOUSANDS)


                                                                  For the year ended December 31
                                                       --------------------------------------------------------
                                                            1997                1996                  1995
                                                       --------------      --------------       ---------------
Net income (loss)                                        $ (4,933)            $ 82,756             $ (6,760)
Foreign currency translation adjustments                     (462)                                       26
Reclassification adjustment - (before taxes)                                        77
                                                        ---------            ---------            ---------
Comprehensive income (loss) before tax                     (5,395)              82,833               (6,734)
Other comprehensive income tax effect                         197                   (2)                  (9)
                                                        ---------            ---------            ---------
Comprehensive income (loss)                              $ (5,198)            $ 82,831             $ (6,743)
                                                        =========            =========            =========


          See accompanying notes to consolidated financial statements

                 LUMEN TECHNOLOGIES, INC. F/K/A BEC GROUP, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (AMOUNTS IN THOUSANDS)


                                                                                        ADDITIONAL    RETAINED
                                            ISSUED COMMON       TREASURY    COMMON       PAID-IN      EARNINGS       TREASURY
                                                 SHARES          SHARES     STOCK        CAPITAL      (DEFICIT)        STOCK
                                            -------------       --------  ------      -----------    ---------      --------
1995:
Balance - December 31, 1994                      7,268            49      $     72      $105,001     $  7,385      $ (1,365)
   Shares issued for acquisitions                   79                           1         2,845
   Shares issued through public offering,
     net of expenses                               589                           6        22,030
   Exercise of stock options                        79                           1         1,412
   Other issuances of common stock                  10                                       506
   Net loss                                                                                            (6,760)
                                              --------      --------      --------      --------     --------      --------
Balance - December 31, 1995                      8,025            49            80       131,794          625        (1,365)

1996:
   Exercise of stock options                       126                           1         2,326
   Other issuances of common stock                  66                                     1,567
   Cancel treasury stock                           (49)          (49)                     (1,365)                     1,365
   Repurchases of treasury stock                                  58                                                   (557)
   Dividend to stockholders                                                             (125,972)     (104,099)
   Conversion of 8% Convertible Notes
    due 2001                                       647                           7        20,441
    Net income                                                                                          82,756
                                              --------      --------      --------      --------     ---------      --------
Balance - December 31, 1996                      8,815            58            88        28,791      (20,718)         (557)

1997:
   Exercise of stock options                                     (84)                        (48)                       789
   Repurchase of treasury stock                                   28                                                   (249)
   Net loss                                                                                            (4,933)
                                              --------      --------      --------      --------     --------      --------
Balance - December 31, 1997                      8,815             2      $     88      $ 28,743     $(25,651)     $    (17)
                                              ========      ========      ========      ========     ========      ========


         See accompanying notes to consolidated financial statements.

                     LUMEN TECHNOLOGIES, INC. F/K/A BEC GROUP, INC.
                          CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (AMOUNTS IN THOUSANDS)

                                                                                     FOR THE YEAR ENDED DECEMBER 31,
                                                                              ----------------------------------------------
                                                                                 1997              1996              1995
                                                                              ----------        ----------        ----------
Cash flows from operating activities:
Income (loss) from continuing operations                                      $  (3,651)       $   3,444        $    (949)
Adjustments to reconcile income (loss) to net cash provided
(used) by operating activities:
Special charges and spinoff expenses, net of payments                             9,571                             4,120
Depreciation and amortization                                                     1,477            1,105            1,234
Bad debt expense                                                                    163               26              280
Loss (gain) on sale of property and equipment                                                        414             (316)
Other                                                                                                                  15
Changes in current assets and liabilities (net of effect of companies acquired):
Trade receivables                                                                (3,017)             (89)          (2,201)
Inventories                                                                        (217)          (1,371)             256
Other assets                                                                        723           (2,054)          (3,529)
Accounts payable                                                                  2,033              356            2,383
Accrued expenses and other                                                       (1,972)               3           (4,663)
Cash provided (used) by discontinued operations                                     144            6,853           (9,122)
                                                                              ---------        ---------        ---------
Net cash provided (used) by operating activities                              $   5,254        $   8,687        $ (12,492)
                                                                              ---------        ---------        ---------
Cash flows from investing activities:
Cash expended in acquisitions, net of cash received                              (5,164)                           (3,865)
Capital expenditures                                                             (1,372)            (618)          (1,619)
Notes receivable from affiliates                                                   (815)
Proceeds from sale of fixed assets                                                                   155            3,648
Cash provided (used) by discontinued operations                                 (33,848)         276,112          (36,887)
                                                                              ---------        ---------        ---------
Net cash provided (used) by investing activities                              $ (41,199)       $ 275,649        $ (38,723)
                                                                              ---------        ---------        ---------
Cash flows from financing activities:
Net proceeds from (payments for) issuance of long-term debt                      27,350          (15,364)           3,010
Proceeds (payments) from revolving credit lines and short term debt               7,813          (45,000)          (8,938)
Proceeds from issuance of common stock                                              492            1,944           23,569
Cash dividend to stockholders                                                                   (230,071)
Cash provided (used) by discontinued operations                                  (1,112)           2,264           26,198
                                                                              ---------        ---------        ---------
Net cash provided (used) by financing activities                              $  34,543        $(286,227)       $  43,839
                                                                              ---------        ---------        ---------
Net decrease in cash                                                          $  (1,402)       $  (1,891)       $  (7,376)
Cash and cash equivalents at beginning of year                                    2,164            4,055           11,431
                                                                              ---------        ---------        ---------
Cash and cash equivalents at end of year                                      $     762        $   2,164        $   4,055
                                                                              =========        =========        =========

                                  (Continued)

                 LUMEN TECHNOLOGIES, INC. F/K/A BEC GROUP, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)
                                   (CONTINUED)

                                                                    For the year ended December 31
                                                             --------------------------------------------
                                                               1997              1996              1995
                                                             --------          --------         ---------
Supplemental disclosures of cash flow information:
   Interest paid                                              $2,167            $6,710            $9,100
   Income taxes paid                                          $  484            $2,581            $  910



         Noncash transactions:
1997

         - Recorded $1,835 of interest on convertible subordinated notes which is accrued until conversion, redemption or maturity.

         - The acquisition of Bolle France included in discontinued operations was consummated during the year. The acquisition was funded with cash, equity and debt. The fair values of the assets and liabilities at the date of acquisition were as follows:

Cash                                              $  1,294
Accounts receivable                                  9,441
Inventories                                          6,167
Other current assets                                   388
Property and equipment                               3,949
Goodwill                                            22,642
Trademark                                           40,000
Other assets                                           181
Short-term debt                                       (175)
Accounts payable and accrued liabilities            (9,756)
Other long-term liabilities                        (15,896)


1996

         - $20,448 of Benson convertible notes were converted into equity during 1996 in conjunction with the Essilor Merger.

         -        $500 of notes receivable from Superior Vision Services, Inc.
                  ("SVS") was forgiven during 1996.

         - Recorded $1 million of non-interest bearing convertible preferred stock as partial consideration on the sale of FGG.

                                  (Continued)

                LUMEN TECHNOLOGIES, INC. F/K/A BEC GROUP, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (AMOUNTS IN THOUSANDS)
                                  (CONTINUED)
1995

         - Recorded a $1.9 million non-interest bearing convertible note receivable in exchange for notes and trade receivables.

         - Certain business combinations and divestitures were consummated during the year. The acquisitions were funded through a combination of cash, equity and debt. The fair values of the assets and liabilities at the dates of acquisition were allocated as follows: Accounts receivable $2,888, Property and equipment $622, Goodwill $13,841, Intangible assets $1,350, Other assets $358, Accounts payable and accrued liabilities $(1,840), and Other long-term assets and liabilities $2,416.


         See accompanying notes to consolidated financial statements.

                LUMEN TECHNOLOGIES, INC. F/K/A BEC GROUP, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE NOTED)

NOTE 1 -- SPINOFF AND MERGER SUBSEQUENT TO YEAR END

         On March 11, 1998, the Company distributed its subsidiary, Bolle Inc. ("Bolle"), to its stockholders via a spinoff (the "Spinoff"). In the Spinoff, Company stockholders received one share of Bolle for every three shares of Company common stock. In conjunction with the Spinoff, the Company and Bolle entered into a Management Services Agreement and a Bill of Sale and Assignment Agreement (the "Contribution Agreement"). The Management Services Agreement provides management services to Bolle for an agreed fee. In accordance with the Contribution Agreement, (i) the Company assigned to Bolle all of the Company's assets other than the assets related to the ORC Technologies, Inc. ("ORC") Business (as defined in the Contribution Agreement ) and certain other specific assets retained by the Company; and (ii) Bolle will assume all of the Company's liabilities prior to the Spinoff other than those related to the ORC Business and certain specific liabilities.

         On March 12, 1998, the Company (through its wholly-owned subsidiary, BILC Acquisition Corp.) completed its merger with ILC Technology, Inc. (the "ILC Merger"). Under the terms of the agreement, ILC shareholders received
4.4084 shares of the company's Common Stock (or 2.2042 shares, after giving effect to a one-for-two reverse split of the Company's Common Stock) for each share of ILC Common Stock outstanding. In conjunction with the ILC Merger, the Company changed its name to Lumen Technologies, Inc. The effect of the one-for-two reverse split has been retroactively presented in these financial statements.

         The accompanying consolidated financial statements (i) reflect the continuing operations of ORC; (ii) reflect Bolle net assets as "Investment in and net receivables from discontinued operations" and Bolle's results of operations as discontinued for all periods presented; (iii) do not reflect the ILC Merger and (iv) do not reflect the disposition of certain assets and liabilities pursuant to the Contribution Agreement.

         On a proforma basis, had the above transactions occurred at December 31, 1997, the Company's total assets and stockholders' equity would have been approximately $130 million (unaudited) and $35 million (unaudited), respectively.

NOTE 2 -- BUSINESS

Business

         During the periods presented, Lumen Technologies, Inc. ("Lumen" or the "Company") had one core business, ORC which manufactures and markets specialty lighting, electronic and electroformed products to a diverse customer base. The evolution of the Company was accomplished through a series of acquisitions and divestitures which were consummated during the period from October 1992 through December 1997 (Notes 3 and 6). The name was changed from BEC Group, Inc. in conjunction with the Spinoff (Note 1) and the ILC Merger (Note 1) in March 1998.

NOTE 3 -- DISCONTINUED OPERATIONS

Bolle Inc.

         On March 11, 1998, the Company completed the Spinoff of Bolle to the Company's stockholders (Note 1). Accordingly, the accompanying financial statements reflect the results of operations of Bolle as discontinued operations for all periods presented but do not reflect the transfer of the other assets and liabilities to Bolle Inc. at the time of the Spinoff in conjunction with the Contribution Agreement. After the Spinoff, the "Investment in and net receivables from discontinued operations" caption will be reduced to zero and will be accompanied by a corresponding entry to reduce paid in capital.

Foster Grant Group and Dallas Corporate Headquarters

         On December 12, 1996, the Company sold to Foster Grant Holdings, Inc. ("Holdings") all of the issued and outstanding shares of capital stock of the entities comprising the Foster Grant Group ("FGG"). At closing, the Company received $29 million in cash and 100 shares of non-voting preferred stock with a maximum redemption value of $6 million (the "Preferred Stock"). By agreement with Accessories Associates, Inc. ("AAi"), the Company may, at its option, exchange the Preferred Stock for shares of AAi common stock if AAi completes an initial public offering ("IPO") at any time within three (3) years of closing. Upon any such exchange, the Company will receive the number of shares of AAi common stock equal to $6 million divided by 85% of the IPO offering price, as set forth in the AAi final IPO prospectus. Any such shares of AAi common stock will not be registered for resale under federal securities laws, but will bear "piggyback" registration rights. If the Preferred Stock is not converted, it will be redeemed by Foster Grant Holdings, Inc. ("Holdings") on or before February 28, 2000 for up to $6 million, based on FGG's net sales for the year ending December 31, 1999. The cash consideration was used to pay down the company's credit facility and pay transaction expenses. The results of operations for FGG and the Dallas Corporate Headquarters, which was closed in connection with the sale of FGG, are presented as discontinued operations of the Company. The assets of FGG, net of liabilities, are presented as investment in discontinued operations at December 31, 1995. A loss of $26.1 million including transaction expenses and phase-out losses, net of taxes was recorded on the sale. All rights, liabilities and obligations of the Company with respect to the Preferred Stock and/or agreement by and between the Company, AAi Holdings and/or FGG was assigned to, and assumed by, Bolle in connection with the Spinoff.

Prescription Eyewear Business

         On May 3, 1996, Benson Eyecare Corporation (the predecessor of the Company) ("Benson"), the Company, Essilor International, S.A. ("Essilor"), Essilor of America, Inc. ("Essilor of America"), a wholly owned subsidiary of Essilor and Essilor Acquisition Corporation, Inc. ("Essilor Sub"), a wholly owned subsidiary of Essilor of America, entered into an Agreement and Plan of Merger, as amended pursuant to which Essilor purchased Benson and the Omega Group, Benson's wholesale optical laboratory business (the "Essilor Merger"). Benson also entered into an Asset Purchase Agreement, pursuant to which Benson's lens manufacturing business, Orcolite, was purchased by the Monsanto Company (the "Asset Sale"). The Omega Group and Orcolite comprised the Prescription Eyewear Business of Benson. In connection with the Spinoff, Bolle will agree to indemnify the Company against any and all liabilities, damages, costs or other expenses arising in connection with the Essilor transaction, except to the extent arising as a result of the ORC Business.

         Pursuant to the Essilor Merger, each outstanding share of Benson common stock was exchanged for $6.60 in cash and one share of the Company's Common Stock was received for every two shares of Benson Common Stock. Upon consummation of the Essilor Merger, the equity interest in Benson of its stockholders ceased and Benson became a wholly owned subsidiary of Essilor of America. Also upon consummation of the Essilor Merger, the Company became a registrant whose common shares are traded on the NYSE.

         For accounting purposes, the company was considered the continuing entity. Accordingly, in substance, the Merger and Asset Sale were considered to be a sale of Omega and Orcolite by the Company to Essilor and Monsanto Company, respectively. Upon approval of the Essilor Merger, Benson's historical consolidated financial statements, adjusted for the sale of the Prescription Eyewear business, became the historical financial statements of the Company. The gain on the sale of these businesses of $100.7 million and the results of operations for these businesses are presented as discontinued operations of the Company. The cash merger consideration is treated as a dividend by the Company. The assets of the discontinued operations, net of liabilities, are presented as investment in discontinued operations at December 31, 1995. The accounting treatment of the Essilor Merger and Asset Sale differed from the legal and federal income tax treatment.

         During the third quarter of 1996, the final Closing Balance Sheet for the sale of Omega was agreed upon by the Company and Essilor. According to the terms of the Essilor Merger, a purchase price adjustment of $2.1 million was paid to Essilor on October 3, 1996, decreasing the gain on the sale. Additionally, Essilor and the Company agreed to settle the Contingent Valuation Right (the "CVR") early for cash of $2.2 million payable by the Company to Essilor in January 1997. Accordingly, the gain on the sale increased by approximately $2.4 million. The net result of the described adjustments, in addition to the adjustment of certain accruals relating to the Merger, was a $791 incremental gain on the sale of the Prescription Eyewear Business recorded in discontinued operations in the third quarter.

         Summarized information on the combined discontinued operations, excluding the net gain on the transactions follows. The amounts represent the operating results of FGG, the Prescription Eyewear Business and Bolle Inc. business through their respective measurement dates.

                                                       FOR THE YEAR ENDED
                                            ------------------------------------------
                                               1997            1996           1995
                                            ---------       ----------      ---------
Net sales                                  $  32,160           $ 125,987     $ 260,591
Income (loss) before income taxes             (3,369)              4,686        (4,672)
Income tax expense (benefit)                  (2,020)                384         1,139
Minority interests                               (67)
                                           ---------           ---------     ---------
Net income (loss)                          $  (1,282)          $   4,302     $  (5,811)
                                           =========           =========     =========


         Pursuant to the Essilor Merger, all Benson stock options were canceled. Continuing Company option holders received cash and new options in exchange for their Benson options. Option holders from discontinued operations received cash and the Company stock in exchange for their Benson options.

NOTE 4 -- SPECIAL CHARGES AND SPINOFF EXPENSES

         The Company's special charges and spinoff expenses of $9.6 million for the year ended December 31, 1997 include the following items:

         (i) A $6.2 million charge to reflect the impairment of the Company's long term investment in Eyecare Products plc ("Eyecare") (Note 10). This investment has historically been accounted for under the equity method reflecting the Company's percentage shareholding and the long term nature of this investment. In connection with the Spinoff and the transfer of the Eyecare shares to Bolle, the Company has reassessed Eyecare's operating performance and market performance and accordingly has written down its investment in Eyecare to market value at December 31, 1997.

         (ii) A $2.2 million charge to reflect the impairment of the Sterling Vision, Inc. Convertible Subordinated Note Due 2015 due to Sterling's recent operating performance and negative operating cash flows.

         (iii) Spinoff expenses of $1.2 million for expenses relating to the distribution of Bolle Inc. See Note 1.

         The Company's special charges of $5.2 million for the year 1995 included primarily: (i) a $4.3 million charge to reflect the impairment of certain notes receivable and trade accounts receivable from OCA Acquisition, Inc., d/b/a/ Optical Corporation of America ("OCA") prior to the exchange of such assets for a non-interest bearing convertible note receivable from Sterling Vision, Inc.; (ii) the write-off of $500 of deferred financing costs in connection with a change in the Company's banking syndicate in September 1995. None of the above items relate to the operations of the ORC business.

NOTE 5 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

         The consolidated financial statements include the accounts of the Company and its majority owned subsidiaries over which the Company asserts control. Investments in less than 50% owned affiliates are accounted for by the equity method, investments in less than 20% owned affiliates are accounted for by the cost method (Note 10). All significant intercompany transactions, profits and accounts have been eliminated in consolidation.

Cash Equivalents

         Cash equivalents include all temporary cash investments with original maturities of three months or less. The carrying value is equal to market value.

Revenue Recognition

         The Company recognizes revenue upon shipment or delivery of products.

Concentration of Credit Risk and Major Customers

         The Company is not subject to significant concentrations of credit risk. However, trade receivables arising from sales to customers are not collateralized and as a result management continually monitors the financial condition of these customers to reduce the risk of loss. Notes receivable relate to the divestiture of certain businesses and related assets in 1995 and 1994. The carrying values of notes receivable approximate fair value.

Inventories

         Inventories, which consist primarily of raw materials and finished goods held for resale, are stated at the lower of cost or market value and determined on a first-in-first-out basis.

Warranties

         Certain sales are subject to warranty against defects in material and workmanship for varying periods. The Company provides for such potential future costs at the time the sales are recorded.

Property and Equipment

         Property and equipment are stated at cost. Additions and improvements are capitalized. Maintenance and repairs are expensed as incurred. Depreciation is computed on a straight line basis for financial reporting purposes, and on an accelerated basis for tax purposes, over the estimated useful lives of the assets. Useful lives range from 3 to 5 years for office equipment to 30 years for buildings. Asset cost and accumulated depreciation amounts are removed for dispositions and retirements, with resulting gains and losses reflected in earnings.

Goodwill and Intangible Assets

         Goodwill represents the excess cost over the fair value of net assets acquired in business combinations accounted for under the purchase method. Intangible assets consist principally of trademarks and other identifiable intangible assets.

         Goodwill and intangible assets are amortized on a straight line basis over estimated useful lives which approximate 40 years for goodwill, 20 years for trademarks, and from 3-10 years for other identifiable intangibles. At each balance sheet date, the Company evaluates the realizability of goodwill and intangible assets based upon expectations of undiscounted cash flows of each subsidiary having a significant goodwill or intangible asset balance. Should this review indicate that goodwill or intangible assets will not be recoverable, the Company's carrying value of the goodwill or intangible assets will be reduced by the estimated shortfall of discounted cash flows. Based upon its most recent analysis, the Company believes that no material impairment of goodwill or intangible assets exists.

Income Taxes

         Deferred income taxes are provided on the difference in basis of assets and liabilities between financial reporting and tax returns using enacted tax rates. A valuation allowance is recorded when realization of deferred tax assets is not assured.

Investments in Affiliates

         Investments in affiliates owned less than 20% are carried on the balance sheet according to the cost method. Investments in more than 20% owned affiliates are carried on the balance sheet according to the equity method.

Earnings Per Share

         Basic earnings per share is computed by dividing net earnings or loss available to common stockholders by the weighted average number of outstanding shares of common stock. Diluted earnings per share includes weighted average common stock equivalents outstanding during each year in the denominators, unless the effect is anti-dilutive. Common stock equivalents consist of the dilutive effect of common shares which may be issued upon exercise of stock options, warrants or conversion of debt.

         In accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 98, the weighted average number of outstanding common shares and common stock options is calculated based on the historical timing of the common stock transactions. Also, the May 3, 1996 and March 12, 1998 reverse stock splits have been retroactively reflected in the Company's financial statements.

Reclassifications

         Certain amounts in the 1996 and 1995 financial statements have been reclassified to conform with the 1997 presentation.

Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

NOTE 6 -- BUSINESS COMBINATIONS AND DIVESTITURES

1997 BUSINESS COMBINATIONS

Bolle France

         On July 9, 1997, the Company acquired, in a transaction accounted for as a purchase, all of the shares of Bolle France which included Bolle France and several consolidated and unconsolidated subsidiaries, for a total purchase price of approximately $58,235, comprised of cash of $31,000, BEC Series A mandatorily redeemable preferred stock of $9,294, Bolle mandatorily redeemable preferred stock of $11,055 and Bolle common stock of $3,302, as well as direct acquisition costs of $3,595. Where such consideration was denominated in French Francs, the July 10, 1997 exchange rate of 5.9197 was used to translate to US Dollars.

Voltarc Technologies

                  On October 1, 1997, the Company expanded its interests in the specialty lighting business. Pursuant to the terms of a Stock Purchase and Option Agreement (the "Voltarc Purchase Agreement") dated as of October 1, 1997 among the Company, ORC, Voltarc and certain stockholders of Voltarc (the "Voltarc Stockholders"), the Company and ORC acquired (a) 30% of the common stock of Voltarc, for $1,800,000, (b) 12,000 shares of preferred stock of Voltarc, convertible at ORC's option into approximately 10% of the total number of shares of Voltarc issued and outstanding for $1,200,000 and (c) a call option to acquire the remaining shares of capital stock of Voltarc from the remaining Voltarc Stockholders in March 1999 if certain earnings benchmarks are met. Pursuant to the Voltarc Purchase Agreement, the Voltarc stockholders also received the right to put the remaining shares of Voltarc common stock to the Company or ORC upon the occurrence of certain events. In addition, ORC made available to Voltarc a subordinated revolving credit facility in the amount of $800,000. The Company accounts for its investment in Voltarc under the equity method. Voltarc is a manufacturer and marketer of specialty lighting products.

1997 AND 1996 DIVESTITURES

         For a discussion of 1997 and 1996 divestitures see Note 3.

1995 BUSINESS COMBINATION

Bolle America, Inc.

         Effective November 2, 1995, the Company acquired all of the outstanding common stock of Bolle America, Inc. ("Bolle America") in exchange for 3,265 shares of the Benson Common Stock, valued at $31 million. The business combination was accounted for as a pooling of interests and accordingly, the financial statements of Bolle America were combined with those of the Company. The Company entered into employment, consulting and noncompete agreements with the former president of Bolle America providing for annual payments of $255 from 1996 through 2000. Bolle America's results are included in discontinued operations.

1995 DIVESTITURES

         Effective September 15, 1995, the Company exchanged its interests in notes receivable and trade accounts receivable from OCA for a non interest-bearing convertible note receivable from Sterling Vision, Inc. (Note
4).

         Effective June 30, 1995, the Company sold 100% of the issued and outstanding capital stock of Superior Eye Care for aggregate consideration of $5 million. There was no gain or loss recorded on the transaction.

NOTE 7 -- INVENTORIES

         Inventories consist of the following at December 31:

                            1997              1996
                          -------           --------
Raw materials             $ 4,604           $ 4,534
Work in progress            2,859             2,655
Finished goods              2,739             2,504
Reserves                     (668)             (376)
                          -------           -------
                          $ 9,534           $ 9,317
                          =======           =======

NOTE 8 -- PROPERTY AND EQUIPMENT

         Property and equipment consists of the following at December 31:

                                          1997              1996
                                       ---------          --------
Land                                   $  1,632           $  1,631
Buildings                                10,458             10,401
Machinery and equipment                   3,775              3,224
Furniture and fixtures                      291                203
Leasehold improvements                       57                 42
Construction in progress                    603
                                       --------           --------
                                         16,816             15,501
Less accumulated depreciation            (3,053)            (2,387)
                                       --------           --------
Net property and equipment             $ 13,763           $ 13,114
                                       ========           ========

         Depreciation expense for the years ended December 31, 1997, 1996 and 1995 was $1,097, $748 and $742, respectively.

         Land and buildings totaling $6.1 million net of accumulated depreciation are subject to operating leases. The minimum future rental income is as follows:


1998                                              $1,257
1999                                                 762
2000                                                 494
2001                                                 494
Thereafter
                                              ----------
                                                  $3,007
                                              ==========

NOTE 9 -- GOODWILL AND INTANGIBLE ASSETS

         Intangible assets and accumulated amortization consist of the following at December 31:

                                                1997               1996
                                              --------           --------
Goodwill                                      $ 13,011           $ 11,939
Trademarks                                       1,482              1,498
Other identifiable intangible assets                __                (16)
                                              --------           --------
                                                14,493             13,421
Less accumulated amortization                   (1,130)              (753)
                                              --------           --------
                                              $ 13,363           $ 12,668
                                              ========           ========

         Amortization expense for goodwill and intangible assets for the years ended December 31, 1997, 1996 and 1995, was $380, $357 and $492, respectively.

NOTE 10 -- EQUITY IN AND NOTES RECEIVABLE FROM AFFILIATED COMPANIES

Eyecare Products plc

         The Company first invested in Eyecare Products plc in December 1993. For the years ended December 31, 1997, 1996 and 1995, the Company recognized equity earnings of $595, $275 and $525, respectively, on its investment in Eyecare. The Company entered into an agreement, dated November 14, 1996, as amended, with Lantis Eyewear Corporation ("Lantis"), whereby the Company sold 3,500 shares of Eyecare to Lantis and granted Lantis an option to acquire the Company's remaining interest in Eyecare. Lantis did not exercise its December 1997 option as the operating performance of Eyecare was below Lantis' expectations and its market price was below the option floor price. The Company currently maintains a 23% interest in Eyecare. Due to the value impairment and the Company's intention to dividend this investment to Bolle according to the Contribution Agreement, this investment was written down to market value at December 31, 1997 resulting in a special charge of $6.2 million.

         Eyecare Products shares two common directors with the Company, and the Company has a management agreement with Eyecare Products under which a management fee is paid to the Company, not to exceed .5% of Eyecare Products net sales. No management fee was charged in 1997. The Company recognized management fee income of $100 and $300 during each of the years December 31, 1996 and 1995, respectively.

NOTE 11 -- CREDIT FACILITIES

Short-Term Debt

         Short-term debt consists of the following at December 31:

                                                  1997             1996
                                                -------          -------
Credit Agreement                                $23,282          $17,500
Current maturities of long-term debt              2,159              145
Other short term debt                                17
                                                -------          -------
                                                $25,458          $17,645
                                                =======          =======


Credit Agreement

         On April 3, 1996, the Company and certain of its subsidiaries entered into a credit facility (the "Credit Agreement") with a syndicate of lenders (the "Lenders"), led by NationsBank, N.A., ("NationsBank"). The Original Credit Agreement, as amended effective December 12, 1996 and July 10, 1997, provided for a $70 million revolving credit facility, which included a letter of credit subfacility of $5 million, and two $15 million term facilities. The interest rate applicable to the credit facilities will equal the Base Rate, the Eurodollar Rate or the French Franc Libor Rate (each, as defined in the Credit Agreement), as the Company may from time to time elect. The Base Rate will generally be equal to the sum of (a) the greater of (i) the prime rate as announced from time to time by NationsBank or (ii) the Federal Funds Rate plus one-half percent (0.5%), and (b) a margin ranging from 0% to .375%, depending upon the Company's satisfaction of certain financial criteria. The Eurodollar Rate and the French Franc Libor Rate will generally be equal to the interbank offered rate, as adjusted to give effect to reserve requirements, plus a margin ranging from .625% to 1.625%, depending upon the Company's satisfaction of certain financial criteria. A commitment fee of $175 was paid upon closing the Credit Agreement in April 1996 and a commitment fee of $596 was paid upon Closing of the July 10, 1997 amendment.

         At December 31, 1996, the Company had aggregate borrowing capacity under the Credit Agreement of $25 million. During 1996, the weighted average interest rate on borrowings under the facility was 7.1%, the average outstanding balance was $42.3 million, and the maximum balance outstanding was $68 million.

         At December 31, 1997, the Company had aggregate borrowing capacity under the Credit Agreement of $70 million. During 1997, the weighted average interest rate on borrowings under the facility was 6.7%, the average outstanding balance was $35.4 million, and the maximum balance outstanding was $53.4 million.

         On March 11, 1998, in conjunction with the ILC Merger and the Spinoff, the Company and its subsidiaries (excluding Bolle) entered into a Second Amended and Restated Credit Agreement (the "New Credit Agreement"). The New Credit Agreement provides for a $40 million revolving credit facility, which includes a letter of credit subfacility of $5 million, and a $30 million term facility. The interest rate applicable to the facilities will equal the Base Rate or the Eurodollar Rate (each, as defined in the New Credit Agreement), as the Company may from time to time elect. The Base Rate will generally be equal to the sum of (a) the greater of (i) the prime rate as announced from time to time by NationsBank or (ii) the Federal Funds Rate plus one-half percent (0.5%), and (b) a margin ranging from 0% to 0.25%, depending on the Company's satisfaction of certain financial criteria. The Eurodollar Rate will generally be equal to the interbank offered rate, as adjusted, to give effect to reserve requirements, plus a margin ranging from 0.875% to 1.75%, depending upon the Company's satisfaction of certain financial criteria. Commitment and related fees of $420 were paid upon the closing of the New Credit Agreement.

         At December 31, 1997, the Company was in compliance with all debt covenants.

Long-Term Debt

         Long-term debt consists of the following at December 31:

                                   1997               1996
                                 --------           -------
Credit Agreement                 $ 29,987
Mortgage                            3,521           $  3,742
                                 --------           --------
                                   33,508              3,742
Less current maturities            (2,159)              (145)
                                 --------           --------
                                 $ 31,349           $  3,597
                                 ========           ========


         Aggregate maturities of long-term debt are as follows:

      1998                        $ 2,159
      1999                          5,175
      2000                          7,691
      2001                         10,210
      2002                          5,717
Thereafter                          2,556
                                  -------
                                  $33,508
                                  =======

         The fair value of long term debt is estimated using incremental borrowing rates currently available to the Company. The carrying value of long-term debt approximates fair value.

Convertible Subordinated Notes

         On May 9, 1994, Benson completed a public offering of $40,950 Convertible Subordinated Notes, due 2001 with a coupon rate of 8% and a conversion price of $9.056 per Benson share. In connection with the Essilor Merger, holders of $40,896 Convertible Subordinated Notes due 2001 accepted a Conversion and Exchange Agreement whereby they exchanged one-half of their principal amount and a portion of accrued interest for new 8% Convertible Notes due 2002 (the "New Notes"). The other half of their notes was converted into Merger Consideration using a $7.90 conversion price. The New Notes accrue interest semi-annually but do not pay interest until conversion, redeemption or maturity. Accordingly, $2,723 of accrued interest is included in the Convertible Subordinated Notes balance at December 31, 1997. Interest may be paid in cash or in kind at the option of the Company. The conversion price for the New Notes was $5.75. As of December 31, 1997, there were $21,019 New Notes and $0 Benson Notes outstanding. The Company registered the New Notes with the Securities and Exchange Commission effective January 28, 1997. Since December 31, 1997, $8,045 of New Notes have converted into BEC stock.

Mortgage

         The Company has a $3,521 mortgage bearing interest at LIBOR plus 1.85 basis points, secured by land and buildings in Dallas, Texas, with monthly principal and interest payments of $41 due through April 2001. Such payments are paid using rental income from FGG which occupies the building. The building and related mortgage were transferred to Bolle Inc. under the Contribution Agreement. A contract to sell the property at a value in excess of the mortgage valuation has been entered into.

NOTE 12 -- INCOME TAXES

         The Company accounts for income taxes under SFAS No. 109. "Accounting for Income Taxes". SFAS No. 109 requires an asset and liability approach to accounting for income taxes.

         Income (loss) before provision for income taxes consists of the following for the periods ended:

                                           DECEMBER 31,
                         ---------------------------------------------------
                               1997             1996              1995
                         ---------------    ------------     ---------------
U.S.                         $(9,766)          $85,010          $(6,960)
Foreign                        1,157
                         ---------------    ------------     ---------------
                             $(8,609)          $85,010          $(6,960)
                         ===============    ============     ===============

         The provision (benefit) from income taxes consists of the following for continuing and discontinued operations for the periods ended:

                                                 1997             1996               1995
                                              ----------       ----------         ----------
Continuing operations:
   Current:
      Federal                                   $1,177           $2,365             $(138)
      State and local                               67              141               (27)
   Deferred                                     (2,900)            (636)            (1,174)
                                              --------         --------            -------
                                               $(1,656)          $1,870            $(1,339)
                                              ========         ========            =======

Discontinued operations:                                1997            1996          1995
U.S.:                                                 --------         -------        ------
    Current                                          $(1,713)          $   623         $   719
    Deferred                                            (961)             (239)            420
Foreign:
    Current                                            1,803
    Deferred                                          (1,149)
                                                     -------           -------         -------
                                                     $(2,020)          $   384         $ 1,139
                                                     -------           -------         -------
Total provision (benefit) from income taxes          $(3,676)          $ 2,254         ($  200)
                                                     =======           =======         =======

         The Company's effective tax rates for continuing and discontinued operations differ from the Federal statutory rate as follows:

                                                      1997         1996         1995
                                                     ------       ------       ------
Expected tax (benefit) at statutory rate            (35.0%)        35.0%       (35.0%)
State income taxes                                   (2.0%)         2.0%        (2.0%)
Provision to return adjustment                       (7.6%)
Effects of acquisitions and divestitures              4.7%        (32.9%)        4.2%
Valuation allowance                                                (1.6%)       16.9%
Goodwill amortization                                 3.0%          1.3%        10.9%
Other, net                                           (5.8%)        (1.1%)        2.1%
                                                    ------        ------       ------
                                                    (42.7%)         2.7%        (2.9%)
                                                    ======        =====        ======

         Significant components of deferred income taxes for continuing and discontinued operations are as follows at December 31:

                                             1997                1996
                                           -------            --------
Net operating loss carryforward            $  1,072
Capital loss carryforward                       607           $  2,263
Accounts receivable                             283                173
Notes receivable                              1,748                959
Office closing                                                     848
Investments                                   3,927
Inventories                                     298                190
Assets of discontinued operations             2,329                452
Other, net                                      587                398
                                           --------           --------
Gross deferred tax asset                     10,851              5,283
Valuation allowance                            (607)            (2,263)
                                           --------           --------
Deferred tax asset                           10,244              3,020
Fixed assets                                   (666)              (650)
Intangible assets                               (28)              (128)
                                           --------           --------
Deferred tax liability                         (694)              (778)
                                           --------           --------
Net deferred tax asset                     $  9,550           $  2,242
                                           ========           ========

Discontinued Operations

         The Company recorded gross deferred tax assets of $2,329 and $452 for discontinued operations for the years ended December 31, 1997 and 1996, respectively. In connection with the divestitures in 1996, substantially all net operating loss carryforwards were utilized to reduce income taxes currently payable. The balance of the valuation allowance at December 31, 1995 was released in 1996 as the utilization of the net operating loss carryforwards was assured due to the gains recognized on the divestitures. Net operating loss carryforwards related to discontinued operations amount to approximately $5.6 million and $0 at December 31, 1997 and 1996 respectively.

Continuing Operations

         The Company recorded gross deferred tax assets of $8,522 and related valuation allowance of $607 for continuing operations for the year ended December 31, 1997. The capital loss generated on the sale of Foster Grant Group and the related valuation allowance were revalued during 1997. Net operating loss carryforwards related to continuing operations amount to approximately $2.9 million and $0 at December 31, 1997 and 1996, respectively. The net operating loss carryforwards begin to expire in the year 2008.

         The Company recorded gross deferred tax assets of $4,831 and related valuation allowance of $2,263 for continuing operations for the year ended December 31, 1996. A capital loss carryforward was generated through the sale of FGG. A valuation allowance of $2,263 was established for the entire net tax benefit of the capital loss carryforward as the realization was not assured. The effect on the income tax provision for continuing operations related to the valuation allowance was a charge of $2,263. The capital loss carryforward expires in the year 2001.

NOTE 13 - SHARE REPURCHASE PROGRAM

         On September 9, 1996, the Company adopted a share repurchase program whereby the Company may repurchase, pursuant to Rule 10(b)-18 under the Securities and Exchange Act of 1934, shares of its common stock in the open market. The repurchase program became active in December 1996 following the FGG disposal. Repurchased shares may be issued from time to time upon (i) exercise of options granted under the Company's 1996 Stock Incentive Plan and/or (ii) under the Company's 1996 Employee Stock Purchase Plan. During 1996, the Company purchased 58 shares of its common stock at an average price of $9.60 per share. During 1997, the Company purchased 28 shares of its common stock at $8.96 per share. During 1997, the Company used 84 treasury shares to satisfy options exercised. The Company discontinued its share repurchase program in July 1997, as it was prohibited by the July 1997 amendment to the Credit Agreement, as amended (See Note 11).

NOTE 14 - STOCK OPTION PLANS

         The Company applies APB Opinion No. 25 and related Interpretations in accounting for its stock option plans, which are described below. Accordingly, no compensation cost has been recognized for its stock option plans. Had compensation cost been determined based on the fair market value at the grant dates for awards under those plans consistent with the method provided by SFAS No. 123, the Company's net income (loss) and net income (loss) per share would have been as set forth in the tables below. All option information has been restated to give effect to the May 3, 1996 and March 12, 1998 reverse stock splits.

                                                                YEAR ENDED DECEMBER 31,
                                                          ---------------------------------------
                                                            1997           1996            1995
                                                          --------       --------        --------
Net income (loss)                     As reported         $  (4,933)      $   82,756    $   (6,760)
                                      Pro Forma           $  (6,183)      $   78,592    $  (10,236)
Basic earnings (loss) per share       As reported         $   (0.59)      $     9.69    $    (0.89)
                                      Pro Forma           $   (0.73)      $     9.21    $    (1.34)
Diluted earnings (loss) per share     As Reported         $   (0.59)      $     9.62    $    (0.89)
                                      Pro Forma           $   (0.73)      $     9.14    $    (1.34)

         The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for all grants:

                                      1997           1996           1995
                                    -------        -------        -------
Dividend yield                          0%             0%             0%
Expected volatility                    50%            64%            64%
Risk free rate of return              6.5%             5%             5%
Expected turnover                       7%             7%             7%
Expected term                        5 years         5 years        5 years


         The weighted average fair values of Benson options granted during the years ended December 31, 1996 and 1995 were $10.24 and $9.60, respectively. The weighted average fair value of the Company options granted during 1997 was $8.80 and 1996 was $9.26.

         The Company may grant nonqualified stock options, incentive stock options or stock appreciation rights to officers, directors, consultants and key employees of the Company.

         Options under the nonqualified stock option plan are granted to officers, directors and key employees at prices determined by the Company Board based upon market value on the date of grant. There were no shares available under the plan for future grants at December 31, 1997. The plan was amended on March 11, 1998 to increase the number of authorized options and to ensure current grants were in compliance with the plans.

         As a result of the Essilor Merger and Asset Sale, all Benson options were canceled. Option holders received consideration (including new Company options) for their Benson options. Accordingly, all options were issued under the Company Stock Compensation Plan on or after May 3, 1996.

         A summary of Benson option transactions is as follows:

                                                            OPTION PRICE RANGE       NUMBER OF       EXPIRATION
                                                                 PER SHARE             OPTIONS           DATE
                                                            ------------------       ---------       ----------
Outstanding at 1/1/95                                          $3.00 - 16.90           1,144         1995 - 2001
Granted                                                       $12.26 - 19.74             284
Exercised                                                      $3.00 - 14.50            (159)
Cancelled                                                     $14.00 - 14.50             (62)
                                                                                     -------
Outstanding at 12/31/95                                        $3.00 - 19.74           1,207         1996 - 2002
Granted                                                       $15.74 - 19.00             134
Exercised                                                      $5.00 - 14.50            (163)
Cancelled                                                      $3.00 - 19.50              (8)
Cancelled in connection with Merger and Asset Sale                                    (1,170)
                                                                                     -------
Outstanding at 12/31/96                                                                  -0-

         A summary of the Company option transactions is as follows:

                                     WEIGHTED
                              AVERAGE EXERCISE PRICE        NUMBER OF OPTIONS
                              ----------------------        -----------------
Outstanding at 12/31/95                                             -0-
Granted                         $    9.26                         1,025
Exercised                       $    5.42                           (45)
Cancelled                       $    9.88                           (73)
Outstanding at 12/31/96         $    9.40                           907
Exercisable at 12/31/96         $    7.80                           195

Granted                         $    8.80                           883
Exercised                       $    8.82                           (83)
Forfeited                       $   10.02                           (57)
Outstanding at 12/31/97         $    9.08                         1,650
Exercisable at 12/31/97         $    8.68                           316


         Options generally vest evenly over a three-or four-year period beginning one year from the date of grant and expire seven years from the date of grant. The 316 exercisable options at 12/31/97 had an option price range of $1.66 -- $10.25. The weighted average remaining contractual life of the 1,650 options outstanding as of December 31, 1997 was 5.5 years.

         A summary of the price ranges of exercisable and outstanding options as of December 31, 1997 and 1996 is as follows:

                                                1997                                         1996
                        -----------------------------------------------------  ----------------------------------------------------
Price Range Per Share      Number of     Weighted Average  Weighted Average       Number of    Weighted Average  Weighted Average
- ---------------------  -----------     ----------------- -----------------      ---------    ----------------- ----------------
                            Options         Remaining       Exercise Price         options         Remaining       Exercise Price
                            -------         ----------      --------------         -------         ----------      --------------
                                         Contractual Life                                       Contractual Life
                                         ----------------                                       ----------------
Outstanding options:
$ 0.00 - $ 4.00                    6                5.3           $ 2.32                  6               6.3            $ 2.32
$ 4.01 - $ 6.00                   28                5.3           $ 4.88                 28               6.3            $ 4.88
$ 6.01 - $ 8.00                   79                3.2           $ 7.72                 88               4.1            $ 7.72
$ 8.01 - $10.00                  996                6.2           $ 8.80                196               3.8            $ 8.92
$10.01 - $12.00                  541                4.4           $10.10                589               5.1            $10.10
                                 ---                                                    ---
                               1,650                5.5           $ 9.08                907               4.8            $ 9.40
Exercisable options:
$ 0.00 - $ 4.00                    6                              $ 2.32                  6                              $ 2.32
$ 4.01 - $ 6.00                   28                              $ 4.88                 28                              $ 4.88
$ 6.01 - $ 8.00                   69                              $ 7.72                 63                              $ 7.74
$ 8.01 - $10.00                   76                              $ 8.92                 87                              $ 8.86
$10.01 - $12.00                  137                              $10.10                 11                              $10.10
                                 ---                                                     --
                                 316                              $ 8.68                195                              $ 7.80

NOTE 15 - EARNINGS PER SHARE COMPUTATION

                                           1997                              1996                               1995
                             ------------------------------------------------------------------------------------------------------
                                         Weighted                          Weighted                          Weighted
                                          Average   Per Share               Average   Per Share               Average   Per Share
                                Loss      Shares     Amount     Income     Shares      Amount      Loss      Shares      Amount
                              -------     -------   --------   --------    -------    --------    ------     -------    --------
Net income (loss) from
   continuing operations        $(3,651)                        $3,444                             $(949)
Less: Preferred stock
          Dividend                  232
                                -------
BASIC EPS
Income (loss) from
 continuing operations
 available to common
 stockholders                   $(3,883)  8,803     $(0.44)     $3,444      8,537       $0.40      $(949)     7,620     $(0.12)
EFFECT OF DILUTIVE
SECURITIES
Stock options                                                                  63          __
DILUTED EPS
Income from continuing
  operations available to
  common stockholders
  plus assumed conversions      $(3,883)  8,803    $(0.44)      $3,444      8,600       $0.40      $(949)     7,620     $(0.12)


In 1997 and 1995, due to the net loss from continuing operations, although there were stock options outstanding, they were not included in the computation of diluted EPS as the effect would be antidilutive. At December 31, 1997 and 1996 the Company had convertible debt outstanding convertible into 1,828 shares of common stock. At December 31, 1995 Benson had convertible debt outstanding convertible into 2,261 shares of common stock. Such shares were not included in the computation of diluted EPS because the conversion price was greater than the average market price of the common shares. Warrants outstanding at December 31, 1997 issued in conjunction with the acquisition of Bolle France were not included in the calculation of diluted EPS because the effect would be antidilutive. Such warrants were cancelled on March 11, 1998 in conjunction with Spinoff.

NOTE 16 -- RELATED PARTY TRANSACTIONS

         Ms. Nora Bailey, a member of the Company's Board of Directors since May 1996, is an attorney specializing in federal tax law. In her professional capacity she has rendered legal advice and related services to both the Company and its predecessor, Benson. Ms. Bailey has rendered such services both prior to and subsequent to her appointment to the Company Board of Directors, and it is anticipated that from time to time in the future she will be engaged to provide similar legal services to the Company. All fees paid to Ms. Bailey in connection with such services have been agreed in arms' length negotiations and are in accordance with Ms. Bailey's usual and customary billing practices. Fees paid to Ms. Bailey by the Company in connection with such services are not paid in consideration of her services as a director. Aggregate fees billed to Benson and the Company by Ms. Bailey during 1997 and 1996 were approximately $90 and $73, respectively.

         On December 12, 1996, in connection with the sale of FGG by the Company, Marlin Capital, LP ("Marlin"), a Delaware limited partnership, invested $2.5 million in convertible preferred stock of the buyer AAi; upon conversion, AAi common stock received by Marlin would bear demand and piggyback registration rights. Marlin Holdings, Inc. ("MH"), a Delaware corporation, is the general partner of Marlin. Mr. Martin E. Franklin, the Company's Chairman and Chief Executive Officer, is the Chief Executive Officer and principal stockholder of MH. Mr. Ashken, the Company's Chief Financial Officer and a Director, also is a stockholder and executive officer of MH. Mr. Franklin also has been named a member of AAi's Board of Directors.

         Mr. Franklin serves as non-executive chairman of Eyecare Products. Mr. Ashken serves as a director of Eyecare Products.

NOTE 17 --  COMMITMENTS AND CONTINGENCIES

         The Company is subject to various litigation incidental to business. Irrespective of any indemnification that may be received, the Company does not believe that exposure on any matter will result in a significant impact on the Company's financial condition, results of operations or cash flows.

NOTE 18 -- QUARTERLY FINANCIAL DATA (UNAUDITED)

                    FOR THE YEAR ENDED DECEMBER 31, 1997
                                                                      Q1          Q2         Q3         Q4
- ----------------------------------------------------------------------------------------------------------------
Net sales                                                           $10,963    $12,200    $12,058     $12,907
Gross profit                                                          4,457      4,520      4,459       4,089
Income (loss) from continuing operations                              1,038        993        699      (6,381)
Basic and diluted earnings (loss) per share                         $  0.12    $  0.11    $  0.07     $ (0.74)
from continuing operations

  FOR THE YEAR ENDED DECEMBER 31, 1996
                                                                      Q1          Q2         Q3         Q4
- ----------------------------------------------------------------------------------------------------------------
Net sales                                                           $10,771    $11,206    $10,007     $10,590
Gross profit                                                          4,281      4,328      4,025       4,264
Income from continuing operations                                       779      1,210      1,045         410
Basic and diluted earnings per share from continuing                $  0.09    $  0.14    $  0.12     $  0.05
operations

  FOR THE YEAR ENDED DECEMBER 31, 1995
                                                                      Q1          Q2         Q3         Q4
- ----------------------------------------------------------------------------------------------------------------
Net sales                                                            $9,547    $10,511     $9,875     $11,311
Gross profit                                                          4,324      4,745      3,728       4,722
Income (loss) from continuing operations                                145        629     (1,083)       (640)
Basic and diluted earnings (loss) per share from continuing          $ 0.02    $  0.09     $(0.14)    $ (0.09)
operations